Exhibit 5.2

CATANIA & PARKER, L.L.P.

ATTORNEYS - AT – LAW

P.O. BOX 2029 ■ MEDIA, PA 19063

PHONE: (610) 565-8101 ■ FAX: (610) 565-7613	STREET ADDRESS:
230 N. Monroe St., 2nd Fl
Media, PA 19063

January 28, 2013

Numerex Corp.

1600 Parkwood Circle, Suite 500

Atlanta, Georgia 30339-2119

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-3, File No. 333-173710 under the Securities Act of 1933, as amended (the "Registration Statement") of Numerex Corp, a Pennsylvania corporation (the "Company"), relating to the proposed issuance and sale of up to 2,315,000 shares of Class A common stock, no par value per share, plus an additional 347,250 shares to cover over-allotments (the “Common Stock”). As special Pennsylvania counsel for the Company, we advise you as follows.

In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

We are of the opinion that the Company is a corporation legally existing under the laws of the Commonwealth of Pennsylvania and is in good standing under said laws.

The Board of Directors of the Company has authorized the issuance and sale of the Common Stock. When issued and sold against payment therefor in accordance with the provisions of the Registration Statement and for such consideration not less than that established by the Board of Directors, the Additional Common Stock will be duly authorized and validly issued and will be fully paid and non-assessable.

January 28, 2013

We express no opinion as to the effect or application of any laws or regulations other than the Pennsylvania Business Corporation Law as in effect on this date. As to matters governed by the law specified in the foregoing sentence, we have relied exclusively on the latest standard compilation of such statute as reproduced in commonly accepted unofficial publications available to us.

 This letter does not address any matters other than those expressly addressed herein. This letter may be relied upon by Arnold & Porter LLP in connection with its opinion to be included in the Registration Statement. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

CATANIA & PARKER, LLP

By:	/s/ Francis J. Catania
FRANCIS J. CATANIA, ESQUIRE